    As filed with the Securities and Exchange Commission on December 11, 2000
                                                           Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                                HOENIG GROUP INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  13-3625520
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)

        RECKSON EXCECUTIVE PARK
         4 INTERNATIONAL DRIVE
          RYE BROOK, NEW YORK                              10573
(Address of principal executive offices)                 (Zip Code)

                                HOENIG GROUP INC.
            AMENDED AND RESTATED 1996 LONG-TERM STOCK INCENTIVE PLAN
                             1994 STOCK OPTION PLAN
                             1991 STOCK OPTION PLAN
                           (Full titles of the plans)

                           KATHRYN L. HOENIG, ESQUIRE
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                HOENIG GROUP INC.
                             RECKSON EXECUTIVE PARK
                              4 INTERNATIONAL DRIVE
                            RYE BROOK, NEW YORK 10573
                     (Name and address of agent for service)

                                 (914) 935-9000
          (Telephone number, including area code, of agent for service)

                          ----------------------------

                          Copy of all communication to:
                           GEORGE G. YEARSICH, ESQUIRE
                           MORGAN, LEWIS & BOCKIUS LLP
                               1800 M STREET, N.W.
                             WASHINGTON, D.C. 20036
                                 (202) 467-7255

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                             Proposed maximum          Proposed maximum       Amount of registration
 Title of securities to be     Amount to be registered   offering price per share  aggregate offering price             fee
        registered                     (1) (2)                  (1) (2) (3)               (1) (2) (3)               (1) (2) (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $0.01 per share (4)         3,988,000                   $10.375                 $41,375,500                  $2,739
------------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a), the number of shares of Common Stock being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Amended and Restated 1996 Long-Term Stock Incentive Plan, the 1994 Stock Option Plan and the 1991 Stock Option Plan.
(2) Pursuant to Rule 429(b), this Registration Statement includes 2,988,000 shares of Common Stock previously registered on Form S-8 Registration Statement No. 33-84630, filed on September 30, 1994, and Form S-8 Registration Statement No. 333-34745, filed on August 29, 1997. In connection with the 2,988,000 previously registered shares of Common Stock that are being carried forward onto this Registration Statement, the Registrant paid fees of $3,084.83 and $1,542.42, respectively. In connection with this Registration Statement, the Registrant is paying a fee based solely on the additional 1,000,000 shares of Common Stock being registered herein.
(3) Calculated pursuant to Rules 457(c) and (h), based upon the average of the reported high and low sales prices for the Common Stock as reported on the Nasdaq National Market for December 6, 2000.

(4) On January 14, 1997, Hoenig Group Inc. entered into a Rights Agreement with Continental Stock Transfer & Trust Company (the "Rights Agreement") and declared a dividend distribution of one right for each outstanding share of Common Stock to stockholders of record on January 31, 1997 (the "Record Date"). The rights attached to all shares of Common Stock outstanding on the Record Date and thereafter to all shares of Common Stock issued. Certificates for shares of Common Stock contain a notation incorporating the Rights Agreement. The 3,318,683 shares of Common Stock registered herein to be issued pursuant to the Amended and Restated 1996 Long-Term Stock Incentive Plan, the 1994 Stock Option Plan and the 1991 Stock Option Plan include such rights, as do the 3,988,000 shares of Common Stock registered for resale by the selling stockholders named herein. Such rights are not separately transferable apart from the Common Stock, nor are they exercisable until the occurrence of certain events. Value attributable to such rights, if any, is reflected in the market price of the Common Stock, and such rights are issued for no additional consideration. Accordingly, there is no offering price for the rights, and no registration fee is required.

================================================================================

                                EXPLANATORY NOTE

         On May 18, 2000, the Company's stockholders approved the amendment and restatement of the 1996 Long-Term Stock Incentive Plan (the "1996 Plan"), which, among other things, increased the number of shares of Common Stock reserved for issuance under the 1996 Plan by 1,000,000 shares. The purpose of this Registration Statement is to register such additional shares for issuance under the 1996 Plan. The Company previously registered an aggregate of 2,988,000 shares authorized under the 1996 Plan, the 1994 Stock Option Plan and the 1991 Stock Option Plan in an earlier filed registration statement on Form S-8 (Registration No. 333-34745), the contents of which the Company incorporates by reference herein for the purposes of General Instruction E to Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*
----------------------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Introductory Note to Part I of Form S-8.

PROSPECTUS

                     ---------------------------------------
                                HOENIG GROUP INC.
                             RECKSON EXECUTIVE PARK
                              4 INTERNATIONAL DRIVE
                            RYE BROOK, NEW YORK 10573
                                  914-935-9000

                        3,988,000 SHARES OF COMMON STOCK

                     ---------------------------------------

     o These shares of common stock are being offered by the selling stockholders identified in this prospectus. We have issued or will issue the shares of our common stock to the selling stockholders under our Amended and Restated 1996 Long-Term Stock Incentive Plan, 1994 Stock Option Plan and 1991 Stock Option Plan.

     o The selling stockholders may offer their shares of common stock through public or private transactions, in the principal markets on which our common stock is traded at the time of sale or elsewhere, at prevailing market prices or at privately negotiated prices.

     o The selling stockholders may sell their shares of common stock directly or through brokers and dealers acting as principal or agent. In effecting the sales, the brokers or dealers may receive commissions or discounts from the selling stockholders. We will pay substantially all of the expenses incident to the registration of the shares, except for sales commissions and other seller's compensation applicable to the sale of the shares.

     o The selling stockholders and any broker or dealers that participate with the selling stockholders in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions or discounts received by them and any profit on the sale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     o Our common stock is quoted on the Nasdaq National Market under the symbol "HOEN." The closing price of our common stock on December 8, 2000, was $10.50 per share. We urge you to obtain a current price quotation.

                     ---------------------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     ---------------------------------------

                The date of this prospectus is December 11, 2000.

                                TABLE OF CONTENTS

                                                                      PAGE

Where You Can Find More Information.....................................1

The Company.............................................................2

Use of Proceeds.........................................................2

Selling Stockholders....................................................2

Plan of Distribution....................................................2

Experts.................................................................4

                       WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission. The registration statement contains additional information about us and the shares of common stock offered by this prospectus. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and, for a set fee, copy the registration statement, including exhibits, and any of the other information that we file at the following SEC public reference facilities:

     o   450 Fifth Street, N.W., Washington, DC 20549;

     o   Seven World Trade Center, Suite 1300, New York, New York 10048; and

     o Citicorp Center, Suite 1400, 500 West Madison Avenue, Chicago, Illinois 60661

Please call the SEC at 1-800-SEC-0330 for further information on those public reference facilities. Our SEC filings are also available to the public over the Internet at the SEC's website (http://www.sec.gov).

In addition, the SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock offered under this prospectus are sold:

     o    Annual Report on Form 10-K for the year ended December 31, 1999;

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     o The descriptions of our common stock and associated rights contained in our registration statements filed with the SEC under Section 12 of the Securities Exchange Act, including all amendments and reports filed with the SEC that update those descriptions.

You may request a copy of these filings, at no charge, by writing or telephoning us at the following address:

          Hoenig Group Inc., Reckson Executive Park, 4 International Drive, Rye Brook, New York 10573 Attention: Stockholder Relations Telephone:
          (914) 935-9000

In making your investment decision, you should rely only on the information provided in this prospectus, any supplement, the registration statement, and any information incorporated by reference. We have not authorized anyone else to provide you with different information. In addition, you should not assume that the information in this prospectus or any other document is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

We provide global trade execution, research and client service to professional money managers and alternative investment funds throughout the world. We operate through our brokerage subsidiaries in the United States, United Kingdom and Hong Kong. Our U.S. asset management subsidiary, Axe-Houghton Associates, provides investment management services to U.S. public and corporate employee benefit plans, investment partnerships and other institutional investors.

For additional information about the company, you should refer to the information contained in the documents incorporated by reference listed in the previous section, "Where You Can Find More Information."

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock that may be sold pursuant to this prospectus for the respective accounts of the selling stockholders. Generally, all proceeds, less any brokerage commissions or discounts, will be received by the selling stockholders. You should refer to the sections below entitled, "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

This prospectus relates to shares of common stock that the selling stockholders have acquired or will acquire under our Amended and Restated 1996 Long-Term Stock Incentive Plan, 1994 Stock Option Plan and 1991 Stock Option Plan.

Each of the selling stockholders is an executive officer, director or controlling stockholder of the company. The shares of common stock to which this prospectus relates may be "control securities" within the meaning of the General Instructions to Form S-8. Neither the statements found in this prospectus, or the related registration statement, nor the delivery of this prospectus in connection with the disposition of shares of common stock by a selling stockholder, will be an admission by us or the selling stockholder that the selling stockholder is in a control relationship with the company. In addition, this prospectus may also be used for the sale by the selling stockholders of certain shares that may be deemed to be "restricted securities" that were acquired under the 1991 Stock Option Plan.

The table attached as Annex A sets forth, with respect to the selling stockholders and based upon information available to us as of December 6, 2000, the number of shares of common stock owned, the number of shares available for resale under this prospectus, and the number and percent of our outstanding shares of common stock that will be owned after giving effect to this offering. We do not know whether any of the selling stockholders will sell any or all of the shares of our common stock offered by them under this registration statement. The inclusion of the shares of common stock in the table in Annex A does not constitute a commitment to sell any shares.

                              PLAN OF DISTRIBUTION

The selling stockholders may sell their shares of common stock from time to time in one or more transactions under this prospectus at prices prevailing on the Nasdaq National Market, or any exchange on which the shares are then listed, or in privately negotiated transactions. The selling stockholders may also donate their shares to charitable institutions or other persons, who may then sell those shares at prevailing market prices or in privately negotiated transactions. In addition, the selling stockholders may pledge their shares as collateral to secure a loan. In the event of foreclosure, the pledged shares may be sold by the pledgee at prevailing market prices or in privately negotiated transactions.

The selling stockholders may sell their shares in one or more of the following:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o an exchange distribution in accordance with the rules of that exchange;

     o a block trade in which the broker or dealer is acting as agent for the selling stockholder, but who may, to facilitate the transaction, act as principal; or

     o purchases by a broker or dealer as principal and subsequent resale for its account under this prospectus.

Brokers or dealers will receive commissions or discounts from the selling stockholders. The amounts of these commissions or discounts will be negotiated immediately prior to the sale of the shares.

The selling stockholders and any brokers or dealers who participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by them and any commissions or discounts provided pursuant to the sale of the common stock by them might be deemed to be underwriting commissions and discounts under the Securities Act.

In addition to any shares of common stock sold under this prospectus, the selling stockholders may, at the same time, sell any shares of our common stock in compliance with the requirements of Rule 144, regardless of whether those shares are covered by this prospectus.

If we are notified by a selling stockholder that a material arrangement has been made with a broker or dealer for the sale of the shares of common stock through an exchange distribution, block trade or other secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement or, if required, a post-effective amendment, containing the following information:

     o the names of the selling stockholder and participating broker or dealer;

     o    the number of shares of common stock involved;

     o    the sale price;

     o    any commissions or discounts with respect to that arrangement; and

     o    any other material facts.

We will pay all of the expenses related to the registration of the shares of common stock offered by this prospectus. The selling stockholders will pay any commissions, discounts or other seller's compensation applicable to these transactions.

                                     EXPERTS

The consolidated financial statements for the year ending December 31, 1999 have been examined by Deloitte & Touche LLP. Those financial statements are incorporated by reference in this prospectus in reliance upon the reports of Deloitte & Touche LLP which pertain to those financial statements and upon the authority of Deloitte & Touche LLP as experts in accounting and auditing. Audited financial statements that are included in documents filed with the SEC after the date of this prospectus will be incorporated by reference in this prospectus (to the extent the required consents are properly filed with the SEC) in reliance upon the reports relating to those audited financial statements made by the independent accountants acting as our auditors and upon the authority of those independent accountants as experts in accounting and auditing.

                                                                         ANNEX A
                              SELLING STOCKHOLDERS

----------------------------------------------------------------------------------------------------------------------
                                      Number of Shares    Number of Shares                           Percentage of
                                       Owned Prior to       Available for      Number of Shares       Common Stock
                                      Sales Under This    Sales Under This     Owned After Sales   Owned After Sales
Name and Position with Company         Prospectus (1)      Prospectus (2)             (3)               (3) (4)
----------------------------------------------------------------------------------------------------------------------
Fredric P. Sapirstein,
  Chairman, President and
  Chief Executive Officer                 442,400           1,375,000              342,400                4.3%

Max H. Levine,
  Executive Vice President and
  Director                                961,900           1,011,900              961,900               12.0%

Kathryn L. Hoenig,
  Vice President, General
  Counsel, Secretary and                  115,000              87,500              110,000                1.4%
  Director

Robert L. Cooney,
  Director                                  6,000              20,000                6,000                 *

Martin F.C. Emmett,
  Director                                 57,000              22,000               55,000                0.7%

Robert Spiegel,
  Director                                349,718              22,000              347,718                4.3%

Robin Green,
  Managing Director of Hoenig              66,150             100,000               66,150                0.8%
  (Far East) Limited
----------------------------------------------------------------------------------------------------------------------

*        Less than one percent.

(1) Refers to shares of common stock owned directly by the selling stockholders, including shares acquired under the plans. It does not include indirect stock ownership or shares subject to unexercised options awarded under the plans.

(2) Number of shares includes shares of common stock acquired upon exercise of, or currently subject to, awards granted under the plans.

(3) Based upon the number to be owned if all of the shares of common stock available for sale under this prospectus were resold.

(4) Percentage is based upon 8,005,772 shares of our common stock outstanding as of December 6, 2000.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         Not required to be filed with this Registration Statement pursuant to General Instruction E of Form S-8.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not required to be filed with this Registration Statement pursuant to General Instruction E of Form S-8.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not required to be filed with this Registration Statement pursuant to General Instruction E of Form S-8.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Not required to be filed with this Registration Statement pursuant to General Instruction E of Form S-8.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not required to be filed with this Registration Statement pursuant to General Instruction E of Form S-8.

ITEM 8.  EXHIBITS.

         The following is a list of all exhibits filed as a part of this Registration Statement, or, as noted, incorporated by reference into this Registration Statement.

         EXHIBIT NUMBERS                       EXHIBITS
         -----------------------------------------------------------------------
         5.1               Opinion of Morgan, Lewis & Bockius LLP
         23.1              Consent of Deloitte & Touche LLP
         23.2 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
         24.1 Powers of Attorney (filed as Exhibit 24 to the Registration Statement on Form S-8 filed on August 29, 1997 (File No. 333-34745) and hereby incorporated by reference)

ITEM 9.  UNDERTAKINGS.

         Not required to be filed with this Registration Statement pursuant to General Instruction E of Form S-8.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Hoenig Group Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye Brook, State of New York, on the 11th day of December 2000.

                                          HOENIG GROUP INC.



                                          By:    /s/ Fredric P. Sapirstein
                                                 -------------------------------
                                          Name:  Fredric P. Sapirstein
                                          Title: President and Chief
                                                 Executive Officer

         Each person whose signature appears below hereby appoints Fredric P. Sapirstein and Kathryn L. Hoenig, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this Registration Statement and any and all amendments (including post-effective amendments thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as full and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                     Title                            Date
---------                     -----                            ----

/s/ Fredric P. Sapirstein     Chairman, President and          December 11, 2000
-------------------------     Chief Executive Officer
Fredric P. Sapirstein


         *                    Executive Vice President,        December 11, 2000
-------------------------     Chief Operating Officer,
Alan B. Herzog                Chief Financial Officer,
                              Treasurer and Director

Signature                     Title                            Date
---------                     -----                            ----

         *                    Executive Vice President and     December 11, 2000
-------------------------     Director
Max H. Levine

/s/ Kathryn L. Hoenig         Vice President, General          December 11, 2000
-------------------------     Counsel, Secretary and
Kathryn L. Hoenig             Director

         *                    Director                         December 11, 2000
-------------------------
Robert L. Cooney

         *                    Director                         December 11, 2000
-------------------------
Martin F.C. Emmett

         *                    Director                         December 11, 2000
-------------------------
Robert Spiegel



*     /s/ Kathryn L. Hoenig
   ----------------------------------------------
   Kathryn L. Hoenig, Attorney-in-Fact,
   pursuant to the powers of attorney previously filed

EXHIBIT INDEX

Exhibit                            Description
-------                            -----------
5.1          Opinion of Morgan, Lewis & Bockius LLP
23.1         Consent of Deloitte & Touche LLP
23.2 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1 Powers of Attorney (filed as Exhibit 24 to the Registration Statement on Form S-8 filed on August 29, 1997 (File No. 333-34745) and hereby incorporated by reference)